EXHIBIT 99.1

ChinaCast Education Reports Restatement of Financial Statements for Year Ended December 31, 2010 Increasing Net Income to RMB132M

BEIJING, Jan. 5, 2012  /PRNewswire-Asia-FirstCall/ — ChinaCast Education Corporation (the "Company" or "ChinaCast") (Nasdaq GS: CAST), a leading post-secondary education and e-learning services provider in China, announced that the Company will be amending its Annual Report for the year ended December 31, 2010 to restate the financial statements for the year ended December 31, 2010 to reverse a write-off of certain prepayments.

The elimination of the write-off of the prepayment will result in the increase of the Company's net income for such period to approximately RMB132 million from RMB72 million. Accordingly, net income for the year ended December 31, 2010 will have increased by 43.0%, as compared to the net income for the year ended December 31, 2009. The restated financial statements are expected to result in a non-cash charge of approximately RMB2.0 million per quarter for the 29.6 quarters subsequent to December 31, 2010. Basic and diluted net income attributable to ChinaCast per share for the year ended December 31, 2010 will be increased to approximately RMB2.73 per share and RMB2.70 per share from approximately RMB1.49 per share and RMB1.47 per share, respectively. Prepaid expenses and other current assets as at December 31, 2010 will be increased to RMB56.3 million from RMB48.2 million and non-current deposits and prepayments as at December 31, 2010 will be increased to RMB59.1 million from RMB7.4 million. The Company determined that the effect on the quarterly reports in 2011 would be insignificant, i.e., the effect on the earnings will be less than approximately 5% and approximately 2% on total assets.

The Company took the write-off in 2010 after it determined to use the RMB59.8 million balance of non-current advances as a prepayment for services which were being provided by ChinaCast Company Ltd to help the Company in its renewal of the inter-provincial value-added telecommunication service license ("VSAT license"). The license is critical to the Company's ability to provide its E-learning and training services. The prepayment was sufficient to cover approximately seven years of such services. Such a prepayment, in the absence of impairment or other changes that may apply, is usually amortized as a cost over the relevant service period. However, since the annual renewal of VSAT license needs to be approved by a government agency and the result is not under the control of neither CCL nor CCLX, and CCLX undertakes to CCL that it will not take back nor to recover any amount of the prepayment even though it subsequently does not require the service of CCL during the entire service term, the Company did not believe that it could reliably determine the future cash flows specifically to be obtained from the prepayment, the Company decided to write off the RMB59.8 million prepayment. The Company has now determined that such prepayment should be amortized over a period of 7.4 years. In the event that CCLX can renew the license without the assistance from CCL in the future, the remaining prepaid amount will be expensed then.

As a result of the significant change in the results of operations of the Company for the year ended December 31, 2010 due to the change in the accounting treatment of the non-current advance used as prepayment for services, the Company will be filing a Form 8-K under Item 4.02, Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities: The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan. These universities offer four year and three year, career-oriented bachelor's degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:

ChinaCast Education
Michael J. Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

MZ Group
Ted Haberfield, President
MZ North America, IR
+1-760-755-2716
thaberfield@hcinternational.net